UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 22, 2012
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd
Milpitas, California  95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 22, 2012, Julien Nguyen provided notice to Sigma Designs, Inc. (the “Company”) that he will not stand for re-election to the Company’s Board of Directors (the “Board”) at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”).  Mr. Nguyen will continue to serve as a director and on each committee of the Board until the Annual Meeting.

Item 7.01                      Regulation FD Disclosure.

At the Company’s Annual Meeting, scheduled for August 7, 2012, shareholders are being asked to vote on the election of four directors.  In definitive proxy materials filed by the Company on June 19, 2012, the Board had originally recommended a slate of four directors consisting of William J. Almon, Thinh Q. Tran, Julien Nguyen and Lung C. Tsai.  Potomac Capital Partners III, L.P. (“Potomac”), a shareholder of the Company, has nominated a competing slate of three directors.

The Company will revise its proxy materials to propose a recommended slate of three directors consisting of William J. Almon, Thinh Q. Tran and Lung C. Tsai.   However, shareholders will continue to be asked to vote on the election of four directors at the Annual Meeting.  The result of the Company’s reduction in its proposed slate of directors from four to three nominees is that it guarantees at least one Potomac nominee will be elected to the Board irrespective of the number of proxies the Company receives in favor of its proposed slate of three directors even if shareholders vote on the Company’s WHITE proxy card.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2012		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)